EXHIBIT 11
                   COMPUTATION OF NET (LOSS) PER COMMON SHARE

                                                             Year Ended
                                                             December 31,
                                                     ---------------------------
                                                        1998           1997
                                                     -----------    ------------
Net (Loss) per common share
      (Loss) from operations                         $(3,130,621)   $(1,507,745)
(A)   Dividends on preferred stock                          --          (90,000)
                                                     -----------    ------------
      (Loss) from continuing operations
         applicable to common stock                   (3,130,621)    (1,597,745)
       Discontinued operations                           559,712           --
                                                     -----------    -----------
       (Loss) applicable to common stock             $(2,570,909)   $(1,597,745)
                                                     ===========    ===========
       Shares
         Weighted average of common shares
           outstanding                                 4,324,292      2,094,724
                                                     ===========    ===========
       Net (Loss) per common share:
         Operations                                  $     (0.72)   $     (0.76)
         Discontinued operations                            0.14           --
                                                     -----------    -----------
         Net (Loss)                                  $     (0.58)   $     (0.76)
                                                     ===========    ===========

Net (Loss) per common share - assuming dilution
  (see "NOTE")
      (Loss) from operations                         $(3,130,621)   $(1,507,745)
(A)   Dividends on preferred stock                          --          (90,000)
                                                     -----------    -----------
      (Loss) from continuing operations
        as adjusted                                   (3,130,621)    (1,597,745)
      Discontinued operations                            559,712           --
                                                     -----------    -----------
      Net (Loss) as adjusted                         $(2,570,909)   $(1,597,745)
                                                     ===========    ===========
      Shares
        Weighted average of common shares
          outstanding                                  4,324,292      4,197,875
(B)   Assuming exercise of stock option                1,108,615        684,378
(C)   Assuming exercise of warrants                        --            30,242
                                                     -----------    -----------
      Weighted average of common shares
        outstanding, as adjusted                       5,432,907      4,912,495
                                                     ===========    ===========

      Net (Loss) per common share -
        assuming dilution
      Continuing operations                          $     (0.58)   $     (0.33)
      Discontinued operations                               0.10           --
                                                     -----------    -----------
      Net (Loss)                                     $     (0.48)   $     (0.33)
                                                     ===========    ===========

NOTE: The calculation for "Net (Loss) per common share - assuming dilution" is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by Financial Accounting Standards Board No. 128 "Earnings Per Share" (FASB 128) since the results are anti-dilutive.

(A) Convertible Preferred Stock has no shares issued and outstanding at December 31, 1998 and December 31, 1997 and therefore is not a common stock equivalent. Cumulative Preferred Stock is not convertible into common stock even though 10 shares are outstanding at December 31, 1998 and December 31, 1997 and is also not considered a common stock equivalent.

(B) The dilutive options (i.e., the average yearly market price is greater than the exercise price) assuming that the 4,295,334 and 1,086,010 shares exercised resulting in proceeds of $4,057,530 and $3,818,828 are reacquired using the treasury stock method at the yearly average market price of $3.66 and $5.58 per share, respectively. Thus, $4,057,530/$3.66 = 1,108,615 shares and $3,818,828/$5.58 = 684,378 shares are assumed to be reacquired and are included as such in common shares outstanding at the beginning of the year, respectively.

(C) The dilutive warrants (i.e., the average yearly market price is greater than the exercise price) assume that in 1997 the 38,611 shares exercised resulting in proceeds of $168,750 are reacquired using the treasury stock method at the yearly average market price of $5.58 per share. Thus, $168,750/$5.58 = 30,242 shares are assumed to be reacquired and are included as such in common shares outstanding at the beginning of the year.

      In 1998, none of the warrants issued had exercise prices less than the average yearly market price. Therefore, the warrants are not "in the money" and, consequently, not considered common stock equivalents.